AMENDMENT TO
AGREEMENT

The Agreement dated May 13, 1997, as amended (the "Agreement"), among The Dreyfus Corporation and each of American Fidelity Assurance Company, and American Fidelity Securities, Inc. is hereby amended as follows:

1.	Any capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

2.	Schedule A to the Agreement is hereby deleted, and replaced with the new Schedule A attached hereto.

3.	Section 7 is deleted in its entirety and replaced with the following Section 7:

7.  In consideration of the performance of the Administrative Services by the Client, Dreyfus agrees to pay Client a monthly fee at an annual rate which shall equal the percentage value, as set forth in Schedule A attached hereto, of each Fund's average daily net assets maintained in the Master Account for Client Customers.

4.	This Amendment shall be effective as of July 1, 2017.

5.	All other terms and provisions of the Agreement not amended shall remain in full force and effect.

6.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of each of the undersigned.

AMERICAN FIDELITY ASSURANCE COMPANY	THE DREYFUS CORPORATION
By: /s/Ronald J. Byrne	By:/s/Bradley J. Skapyak
Name: Ronald J. Byrne	Name: Bradley J. Skapyak
Title: Senior Vice President	Title: COO
Date: July 26, 2017	Date: August 1, 2017

AMERICAN FIDELITY SECURITIES, INC.

By: /s/David R. Carpenter
Name: David R. Carpenter
Title: President
Date: July 18, 2017

SCHEDULE A

Fund Code	Fund Name	Share Class	Fee at an annual rate which shall equal the percentage value of each Fund's average daily net assets maintained in the Master Account for Client Customers
152	Dreyfus Variable Investment Fund - International Value Portfolio	Initial Shares	0.15%
121	Dreyfus Variable Investment Fund - Opportunistic Small Cap Portfolio	Initial Shares	0.10%
175	Dreyfus Investment Portfolios - Technology Growth Portfolio	Initial Shares	0.15%
111	The Dreyfus Sustainable U.S. Equity Portfolio, Inc.	Initial Shares	0.15%
763	Dreyfus Stock Index Fund, Inc.	Initial Shares	0.00%